EXHIBIT 2.2



PAUL J. COUCHOT - State Bar No. 131934
MICHAEL D. GOOD - State Bar No. 176033
WINTHROP COUCHOT PROFESSIONAL CORPORATION 3 Civic Plaza, Suite 280 Newport Beach, CA 92660

Telephone:  (949) 720-4100
Facsimile:  (949) 720-4111
Attorneys for Debtors and Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                               SANTA ANA DIVISION



In re                                       Case No. SA 01-13495-JR

FREEREALTIME.COM, INC. and its              Jointly Administered with
Related Entity,                             Case No. SA01-13497JR

                                            In a Case Under Chapter 11 of the
                                            Bankruptcy Code (11 U.S.C.ss.1101
                                            et seq.)
               Debtors and
               Debtors-in-Possession.       FIRST AMENDED JOINT DISCLOSURE
                                            STATEMENT DESCRIBING FIRST
                                            AMENDED JOINT CHAPTER 11 PLAN

                                            DISCLOSURE STATEMENT HEARING
                                            ----------------------------

                                            Date: October 9, 2002
                                            Time: 10:30 a.m.
                                            Ctrm: "5A"
                                            411 W. Fourth Street
                                            Santa Ana, CA

                                             PLAN CONFIRMATION HEARING
                                             -------------------------
                                             Complete This Section When
                                             Applicable

                                             Date: [To be Set]
                                             Time: [To be Set]
                                             Ctrm: "5A"
                                             411 W. Fourth Street
                                             Santa Ana, CA
  ------------------------------------

                                       I.

                                  INTRODUCTION
                                  ------------

         FreeRealTime.com, Inc. ("FRTI") and FreeRealTime.com Canada are the Debtors and Debtors-in-Possession (collectively, "Debtors") in these jointly administered Chapter 11 bankruptcy cases. On April 24, 2001, the Debtors commenced a bankruptcy case by filing voluntary Chapter 11 petitions under the United States Bankruptcy Code ("Code"), 11 U.S.C. ss. 101 et seq. Chapter 11 allows the Debtors, and under some circumstances, Creditors and other parties in interest, to propose a plan of reorganization. The Plan provides for the Debtors to reorganize by continuing to operate. The Debtors are the parties proposing the First Amended Joint Plan of Reorganization ("Plan") sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

         The Plan is a reorganizing Plan. In other words, the Debtors intend to fund their respective obligations by distributing to each holder of a general unsecured claim their choice of either (i) cash equal to five percent (5%) of their allowed claim, payable in three (3) installments (the "Cash Election"). The first installment under the Cash Election will be equal to one and one-half percent (1.5%) of each holder's allowed claim payable on the Distribution Date defined below, and the second and third installments will each be equal to one and three-fourths percent (1.75%) of the holder's claim, payable twelve (12) and twenty-four (24) months thereafter, respectively, with an aggregate maximum of Three Hundred Thousand Dollars ($300,000) paid out to all Creditors collectively by the Debtors under the Cash Election, or (ii) newly issued shares of common stock of FRTI in an amount of shares equal to such holder's claim's pro-rata share of the total allowed general unsecured claims against both Debtors' estates (Classes 1 and 2 under the Plan), of up to eight million (8,000,000) shares to be reserved for such holders of allowed unsecured claims (the "Stock Election"). Two million (2,000,000) new shares of common stock of FRTI shall also be reserved for issuance to the Debtors' management and employees (the "Employee Shares"). None of the shares issued under the Stock Election, nor the Employee Shares, shall have anti-dilution protection, and the Debtors reserve the right to issue additional shares to potential capital investors, strategic partners, joint ventures, and/or other purposes as determined to be in the best interest of FRTI by FRTI's Board of Directors. The transferability of such shares issued under the Stock Election, as well as the Employee Shares, shall also be subject to a right of first refusal of the Debtors or their designee(s). All equity interests in the Debtors currently issued and outstanding (including common stock, stock options, and stock warrants) will be canceled. The Effective Date of the proposed Plan shall be the first business day after the thirtieth
(30th) calendar day following the date upon which the Confirmation Order becomes a Final Order. The Distribution Date of the proposed Plan shall be the first business day following the thirtieth (30th) calendar day after the Effective Date. The Distribution Date shall also serve as the last date to file claim objections and the last date to file professional fee applications.

                  A. PURPOSE OF THIS DOCUMENT
                  ---------------------------

         This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Court follows in determining whether or not to confirm the Plan.

READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:
-------------------------------------------------------------------

         (1)      WHO CAN VOTE OR OBJECT;

         (2) WHAT THE TREATMENT OF YOUR CLAIM IS, (I.E., WHAT YOUR CLAIM WILL RECEIVE IF THE PLAN IS CONFIRMED) AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION;

         (3) THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY;

         (4) WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN;

         (5)      WHAT IS THE EFFECT OF CONFIRMATION; AND

         (6)      WHETHER THIS PLAN IS FEASIBLE.

         This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you. Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

         The Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. The Bankruptcy Court ("Court") has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

                  B. DEADLINES FOR VOTING AND OBJECTING; DATE OF PLAN
                  ---------------------------------------------------
                  CONFIRMATION HEARING
                  --------------------

THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

                           1. TIME AND PLACE OF THE CONFIRMATION HEARING
                           ---------------------------------------------

                  The hearing where the Court will determine whether or not to confirm the Plan will take place on __________ at ________, in Courtroom "5A," Ronald Reagan Federal Building, 411 W. Fourth Street, Santa Ana, CA.

                           2. DEADLINE FOR VOTING FOR OR AGAINST THE PLAN
                           ----------------------------------------------

         If you are entitled to vote (as described below), it is in your best interest to timely vote on the enclosed ballot and to return the ballot in the enclosed envelope to:


                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier
         Your ballot must be received by [DATE] or it will not be counted.

                           3. DEADLINE FOR OBJECTING TO THE CONFIRMATION OF THE
                           ----------------------------------------------------
                           PLAN
                           ----

                  Objections to the confirmation of the Plan must be filed with the Court and served by [DATE] upon

                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier

                           4. IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION
                           -----------------------------------------------------
                           REGARDING THE PLAN
                           ------------------

                  Any interested party desiring further information about the Plan should contact:

                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier

                  C. DISCLAIMER
                  -------------

         The financial data relied upon in formulating the Plan is based on the Debtors' historical and projected financial statements as submitted by Michael Neufeld, the Debtors' President, Chief Executive Officer, Chief Financial Officer and sole member of the Debtors' board of directors. Mr. Neufeld has provided the information contained in this Disclosure Statement. The Plan Proponent represents that everything stated in the Disclosure Statement is true to the Plan Proponent's best knowledge. The Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

                                      II.

                                   BACKGROUND
                                   ----------

                                    A. DESCRIPTION AND HISTORY OF THE DEBTORS'
                                    ------------------------------------------
                                    BUSINESSES
                                    ----------

         The Debtors are corporations that jointly(1) operate a financial and media service business that, among other things, provides real-time stock market information to the public. The Debtors have been in this business since 1998.


--------------------------
(1) FRTI is the corporate parent of FreeRealTime.com Canada.

FRTI is a publicly traded company with approximately sixteen million (16,000,000) shares of common stock issued and outstanding. The Debtors filed their petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Santa Ana Division, on April 24, 2001 (the "Petition Date"), and currently operate as debtors and debtors-in-possession under Bankruptcy Code Sections 1107 and 1108.

                  B. PRINCIPALS/AFFILIATES OF THE DEBTORS' BUSINESSES
                  ---------------------------------------------------

         The Debtors' principals and affiliates include the following:

----------------------------- ----------------------------- ---------------------------- ----------------------------
            NAME                        POSITION                OWNERSHIP INTEREST              ANNUAL SALARY
----------------------------- ----------------------------- ---------------------------- ----------------------------
Michael Neufeld               President                                -0- %                      $195,000
                              CEO
                              CFO
                              Sole Director
----------------------------- ----------------------------- ---------------------------- ----------------------------
See Exhibit "I" Attached      Stockholders                             100%                           -
----------------------------- ----------------------------- ---------------------------- ----------------------------

                  C. MANAGEMENT OF THE DEBTORS PRIOR TO AND SUBSEQUENT TO THE
                  -----------------------------------------------------------
                  PETITION DATE
                  -------------

         Prior to the Petition Date, Michael Neufeld, (currently President, Chief Executive Officer, and Chief Financial Officer) was the Debtors' Chief Financial Officer and a member of a large management team. The Debtors also were
- and are - overseen by a Board of Directors ("Board").(2)

         Mr. Neufeld has been during the post-petition period - and remains - primarily responsible for overseeing the Debtors' continued operations post-petition. The specific responsibilities and background of Mr. Neufeld, and the remainder of the Debtors' management, are as follows:

                           1. MICHAEL NEUFELD, PRESIDENT, CEO, CFO, SOLE
                           ---------------------------------------------
                           DIRECTOR
                           --------

         Mr. Neufeld has been CFO of FreeRealTime.com, Inc. since March 2000, and before that was the Debtors' consulting CFO beginning April 1999. Mr. Neufeld was designated President of the Debtors in April 2001, and CEO in December 2001. Mr. Neufeld is responsible for overseeing all aspects of the Debtors' day-to-day operations. Mr. Neufeld's responsibilities include setting



----------------------
(2) Prior to the Petition Date, the Board consisted of eleven (11) other individuals, each of whom resigned from the Board prior to the Debtors' initial Chapter 11 filing. Following the Directors' resignation, the Debtors' applicable by-laws were amended to reflect the Board's reduced size. Mr. Neufeld currently serves as the sole director on FRTI's Board of Directors. Mr. Neufeld plans to fill a minimum of two (2), and as many as four (4), vacancies. Outside directors, when appointed, will receive market rate directors' fees in exchange for their services. Post-confirmation, stockholders will be afforded opportunity to elect or re-elect the Directors at the next annual shareholder meeting.

long-term corporate objectives and managing the execution of initiatives designed to achieve such objectives. Mr. Neufeld was also appointed to the Debtor's board of directors on March 23, 2001. Prior to his service to the Debtors, Mr. Neufeld served as President and CEO of Neufeld & Co., a consulting and management advisory firm; and as CFO and COO of Rand Technology, an Irvine, California-based global semiconductor distributor. Prior to this management experience, Mr. Neufeld held other finance and accounting positions with several other companies including Bankers Trust Company and Arthur Andersen & Co. Mr. Neufeld is a licensed Certified Public Accountant in the State of California, and received his Bachelors of Science degree in Accounting from the University of Florida in December 1987. Mr. Neufeld's current compensation package consists of an annual salary of $195,000, plus medical insurance benefits. Mr. Neufeld currently owns no shares of stock in FreeRealTime.com, Inc.

                           2. ROBERT HARRIS, VICE PRESIDENT OF OPERATIONS AND
                           --------------------------------------------------
                           CUSTOMER CARE
                           -------------

         Mr. Harris has been with the Debtors since January 2000, and has over thirty (30) years of experience in the areas of operations, information systems, and customer service. Mr. Harris oversees the "back-end" operations of the Debtors, including the Debtors' customer care team and data center (which houses all of the technology that runs the Debtors' websites and on-line services). Mr. Harris came to FreeRealTime from Pinnacle Micro Inc., where he served as Director of Information Systems, Director of Customer Service and Vice President of Operations. Prior to Mr. Harris' tenure at Pinnacle, he served as Director of Operations for Applied Data Communications, a national service provider for State Farm Insurance. In his current capacity as Vice President of Operations, Mr. Harris draws upon twenty (20) years of experience in the United States Navy, where he managed communications centers throughout the world. Mr. Harris' current compensation package consists of an annual salary of $110,000, plus medical insurance benefits.
Mr. Harris currently owns no shares of stock in FreeRealTime.com, Inc.

                           3. ALEEM RAJPAR, CHIEF DATABASE ARCHITECT AND
                           ---------------------------------------------
                           TECHNOLOGY LEAD
                           ---------------

         Mr. Rajpar has been with the Debtors since May 2000. Mr. Rajpar is responsible for all aspects of data management for the Debtors, and serves as Technology Lead on all of the Debtors' projects. His responsibilities include database administration, development and overall design of various data solutions. Prior to joining the Debtors, Mr. Rajpar worked for the International

Business Machines Laboratories in Toronto, Canada. An IBM Certified Solutions Expert for Database Administration and Application Development in connection with DB2 Universal Database, Mr. Rajpar brings over a decade of database industry experience to the Debtors. Mr. Rajpar graduated in 1990 from the University of Guelph in Guelph, Ontario, Canada, with an Honors Bachelor of Science degree in Computer Science and a Business Administration minor. Mr. Rajpar's current compensation package consists of an annual salary of $103,000. Mr. Rajpar currently owns 1,300 shares of common stock in FreeRealTime.com, Inc., which will be effectively cancelled (along with all other current stockholders equity in FreeRealTime.com, Inc.) pursuant to the Plan.

                           4. DARRELL NASH, DIRECTOR OF SOFTWARE DEVELOPMENT
                           -------------------------------------------------

         Mr. Nash has been with the Debtors since May 1997. Currently, he oversees the development of all software for the FreeRealTime.com website and related on-line services. Mr. Nash also has direct responsibility for planning, designing, coding, and maintaining all of the Debtors' proprietary software (including front-end, back-end processes, and middleware), and for integrating third party technology. Mr. Nash has a Bachelors of Science degree in Computer Science from the University of Calgary. Mr. Nash's current compensation package consists of an annual salary of $73,000. Mr. Nash currently owns 131,000 shares of common stock in FreeRealTime.com, Inc., which will be effectively cancelled (along with all other current stockholder equity in FreeRealTime.com, Inc.) pursuant to the Plan.

         The Debtors' four (4) managers and the four (4) remaining employees each have contributed significantly to the Debtors' turnaround efforts post-petition and are best-suited to manage the Debtors' ongoing business operations. Consequently, the Debtors intend to retain their current staffing levels, and hire one (1) or two (2) additional employees. These new employees will focus on advertising sales and business development, as the reorganized Debtors seize emerging revenue opportunities.

                  D. EVENTS LEADING TO THE DEBTORS' RESPECTIVE CHAPTER 11
                  -------------------------------------------------------
                  FILINGS
                  -------

         The Debtors, like so many companies, have been adversely impacted by the widely publicized challenges facing Internet-based businesses over the past couple of years. Specifically, the Debtors' financial difficulties arose when the New York Stock Exchange ("NYSE") notified FRTI's stock-market information provider, S&P Comstock ("S&P"), that NYSE intended to terminate the Debtors' stock quote feed. Termination of FRTI's stock quote feed - if effectuated - would have terminated the Debtors' ability to provide continued service to their Internet subscribers, and therefore would have hampered severely the Debtors' ability to continue operating under their present "business model."

         In addition to the threatened loss of FRTI's stock feed, the Debtors incurred mounting losses as a result of significant decreases in on-line advertising spending - historically, the Debtors' primary source of revenue. As a result of general pressure on the national economy and, in particular, on the financial services industry, the Debtors also suffered difficulty in executing various business initiatives, including new revenue strategies associated with the Debtors' acquisition, in August 2000, of RedChip.com - a move designed to broaden the Debtors' suite of proprietary content and service offerings into investment research and investor awareness programs. While attempting to bridge themselves to a better, more profitable business model - or, alternatively, to effectuate a sale of all or a portion of the Debtors' unprofitable assets - the Debtors burned through most of their cash resources.

         During the months immediately prior to the commencement of the Debtors' Chapter 11 cases, the Debtors made diligent efforts to restructure their financial affairs. Ultimately, those efforts proved unfruitful. On April 24, 2001, and in response to mounting pressure from its creditors, the Debtors filed concurrent petitions for relief under Chapter 11 of the Bankruptcy Code.

                  E. SIGNIFICANT EVENTS DURING THE BANKRUPTCY
                  -------------------------------------------

                           1. BANKRUPTCY PROCEEDINGS
                           -------------------------

         As noted, the Debtors' Chapter 11 Proceedings were commenced on April 24, 2001. Certain emergency "first day" matters in the Debtors' Chapter 11 cases, were disposed of on or before May 2, 2001. The Debtors' Chapter 11 cases are jointly administered pursuant to the Court's Order entered May 30, 2001.

                           2. COMPROMISE OF CONTROVERSY WITH NEW YORK STOCK
                           ------------------------------------------------
                           EXCHANGE
                           --------

         Immediately after commencing their Chapter 11 cases, the Debtors entered into discussions with the NYSE regarding the pre-petition disputes that, in part, precipitated their respective cases. On May 30, 2001, the Debtors filed a Motion to Approve Stipulation re: Post-Petition Payments and Treatment of Particular Claims Between Debtor and the NYSE ("NYSE Compromise Motion"). Through the NYSE Compromise Motion, the Debtors sought approval of a Stipulation with the New York Stock Exchange ("NYSE Stipulation") regarding the continued, post-petition utilization of the New NYSE's stock quote feed. On July 2, 2001, the Court entered its Order granting the NYSE Compromise Motion, and approving the NYSE Stipulation.

                           3. COMPROMISE OF CONTROVERSY WITH CMGI
                           --------------------------------------

         On May 31, 2001, the Debtors filed a Motion for Order Approving and Authorizing Debtor to Enter Into Settlement Agreement With CMGI ("CMGI Compromise Motion"). By the CMGI Compromise Motion, the Debtors sought the Court's approval of a Settlement Agreement and Mutual Release ("CMGI Stipulation"), which provided for the payment of $437,500, by CMGI to FRTI, in compromise and settlement of certain claims asserted against CMGI by FRTI. On July 2, 2001, the Court entered its Order granting the CMGI Compromise Motion and approving the CMGI Stipulation.

                           4. MOTION FOR RELIEF FROM STAY FILED BY ALISO VIEJO
                           ---------------------------------------------------
                           TOWN CENTER
                           -----------

         On June 11, 2001, the Debtors' landlord, Aliso Viejo Town Center Corporate Park, LLC ("AVTC") filed a Motion for Relief from Stay against FRTI. Through the Motion, AVTC sought relief to commence unlawful detainer proceedings against FRTI in connection with a commercial lease between FRTI and AVTC for the Debtors' business premises, then located at 26880 Laguna Hills Drive, Suite 200, Aliso Viejo, CA 92656. On July 11, 2001, the Debtors filed a Notice of Non-Opposition to the Motion. On July 30, 2001, the Court entered its Order granting AVTC's Motion.

                           5. MOTION FOR BAR DATE
                           ----------------------

         On June 15, 2001, the Debtors filed their Motion for Order Fixing Bar Date for the Filing of Proofs of Claim and for Approval of Form of Notice Thereof ("Bar Date Motion"), requesting that the Court establish a bar date with respect to the filing of proofs of claim and interest in the Debtors' Chapter 11 cases. On July 6, 2001, the Court entered its Order setting September 10, 2001 as the Bar Date in the Debtors' jointly administered Chapter 11 cases.

                           6. SALE OF REDCHIP SUBSIDIARY'S ASSETS
                           --------------------------------------

         On September 20, 2001, FRTI filed its Motion for Order Authorizing Debtor's Facilitation of the Sale of Business Assets of RedChip.com ("RedChip Motion"). Through the RedChip Motion, FRTI sought the Court's authorization for FRTI to facilitate the sale of substantially all of the assets of a non-debtor subsidiary, RedChip.com and its wholly-owned subsidiaries, to a third party. On October 11, 2001, the Court entered its Order approving the RedChip Motion. On November 30, 2001, the RedChip sale transaction closed.

                           7. REJECTION OF EXODUS AGREEMENT AND SETTLEMENT OF
                           --------------------------------------------------
                           EXODUS ADMINISTRATIVE CLAIM
                           ---------------------------

         On October 18, 2001, the Debtors filed their Motion for Order (1) Authorizing Rejection of Executory Contract with Exodus Communications; and (2) Authorizing Entry Into Internet Services Contract With Inflow, Inc. ("Exodus Rejection Motion"). As described therein, the Debtors sought the Court's approval of the Debtors' transition from bandwidth services provided by Exodus Communications to similar services provided at a fraction of the cost by Inflow, Inc. On November 14, 2001, the Court entered its Order approving the Exodus Rejection Motion.

         On August 28, 2002, the Court entered its order approving the Debtors' settlement with Exodus over the alleged administrative claim filed by Exodus in the amount of $938,000 (the "Exodus Compromise Motion"). Under the Exodus Compromise Motion, the Debtors settled the dispute by agreeing to pay Exodus a total of $25,000, payable in three (3) equal monthly installments of $8,333 each. In addition, Exodus' pre-petition claim, amounting to $1,312,272.19, will be valued at zero dollars ($0.00) for, and solely for, the purpose of voting on any Chapter 11 Plan proposed by the Debtors in its Chapter 11 case.

                           8. COMPROMISE OF CONTROVERSY WITH AVTC
                           --------------------------------------

         On November 13, 2001, the Debtors filed their Motion to Approve Compromise of Controversy with AVTC ("AVTC Compromise Motion"). As set forth therein, the Debtors settled certain disputes with their prior landlord, AVTC, resulting in (i) a payment, by AVTC to the Debtors, of $190,000 in cash, and
(ii) the conditional release of approximately $900,000 in "lease termination" claims asserted against FRTI's Chapter 11 estate by AVTC ("AVTC Stipulation"). On December 3, 2001, the Court granted the AVTC Compromise Motion and approved the AVTC Stipulation.

                           9. ORIGINAL JOINT DISCLOSURE STATEMENT DESCRIBING
                           -------------------------------------------------
                           ORIGINAL JOINT CHAPTER 11 PLAN
                           ------------------------------

         On January 22, 2002, the Debtors filed their Original Joint Disclosure Statement Describing Original Joint Chapter 11 Plan. The original plan contemplated, among other things, issuing common stock to the Creditors on a pro rata basis, with the holders of cure claims subordinating their status to that of general unsecured creditors. The Debtors subsequently withdrew the Original Joint Disclosure Statement after the NYSE objected to the Statement largely based on the proposed distribution of the Reorganized Debtor's stock in satisfaction of their cure claims. Although it did not file a formal objection, NASDAQ also informed the Debtor that it did not consent to the distribution of the Reorganized Debtor's stock in satisfaction of its cure claim.

         Since the withdrawal of the Original Joint Disclosure Statement, the Debtors have continued to re-structure their business model and operations in an effort to achieve further cost reduction and new revenue streams. The Debtors have modified their existing subscriptions' portion of their business in a manner that will enable them to continue to provide premium services to their online audience through an expansion of services currently provided by a third party, while streamlining their back-end systems and lowering their monthly costs to support those services. Further, the Debtors will not seek to cure the agreements with NYSE and Nasdaq as they will no longer require their services.

                           10. EMPLOYMENT OF PROFESSIONALS IN THE DEBTORS'
                           -----------------------------------------------
                           CHAPTER 11 CASES
                           ----------------

         The Court has approved the employment of the following professionals:

--------------------------------- --------------------------------------- --------------------- ---------------------

          PROFESSIONAL                           FUNCTION                    DATE RETAINED         ORDER ENTERED
--------------------------------- --------------------------------------- --------------------- ---------------------
Winthrop Couchot                  General Insolvency Counsel                 April 24, 2001         June 8, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Latham & Watkins                  Special Corporate Counsel                  April 24, 2001        July 10, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Stradling, Yocca, et al.          Special Litigation Counsel                 April 24, 2001         July 9, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Kieckhafer, Schiffer & Co.        Accountants                                                     January 16, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Appleby Capital                   Financial Advisor                          June 19, 2001         Sept. 18, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------

                           11. ADVERSARY PROCEEDINGS
                           -------------------------

         Currently, there are no adversary proceedings pending in the Debtors' cases, and no motions for relief pending in the Debtors' Chapter 11 cases.

                           12. OTHER LEGAL PROCEEDINGS
                           ---------------------------

         The Debtors are not currently involved in any legal proceedings.

                           13. ACTUAL AND PROJECTED RECOVERY OF PREFERENTIAL OR
                           ----------------------------------------------------
                           FRAUDULENT TRANSFERS
                           --------------------

         In order to ensure the largest possible recovery for Creditors and stockholders of the Debtors, the reorganized Debtors will be authorized, as of the Effective Date, to investigate and to prosecute any and all objections to Claims, and to investigate and to prosecute claims, causes of action, (including Avoidance Actions under the Bankruptcy Code), of any nature whatsoever, that arise or exist on behalf of the Debtors' respective Chapter 11 estates. After the Effective Date, the reorganized Debtors will be authorized to compromise and settle any disputes where the amount in controversy is $5,000 or less without the need for Bankruptcy Court approval.

                           14. PROCEDURES IMPLEMENTED TO RESOLVE FINANCIAL
                           -----------------------------------------------
                           PROBLEMS
                           --------

         Since the inception of their respective Chapter 11 cases, the Debtors have believed that a prerequisite to viable plans and disclosure statements has been the formulation and implementation of an effective repositioning of the Debtors' existing businesses, including the launch of new Internet services. Consequently, the Debtors have aggressively pursued their objective of repositioning their business with the following results:

         o WHILE THE DEBTORS HAD INCURRED SUBSTANTIAL OPERATING LOSSES EACH MONTH PRE-PETITION, THEY HAVE TURNED AROUND THEIR BUSINESS DURING THE POST-PETITION PERIOD, DESPITE AN EXTREMELY ADVERSE ECONOMIC CLIMATE. Since their initial Chapter 11 filing in April 2001, the Debtors have achieved significant improvement in their operating results through an aggressive cost reduction and consolidation strategy, and through the launching of new revenue initiatives. The Debtors' progress during the post-petition period, which as illustrated below, is characterized by improvement over the past eighteen (18) months in the combined operating EBITDA (operating earnings before interest, taxes, depreciation, and amortization) of the Debtors for the six (6) months immediately preceding their Chapter 11 filing (including the filing month), the six (6) months immediately following their Chapter filing, and the subsequent six (6) month period:

                  o        6 months ended April 2001 $4 million loss

                  o        6 months ended Oct 2001 $465,000 loss

                  o        6 months ended April 2002 $350,000 profit

         Although the Debtors believe the current stock market conditions and overall economic climate present challenges to their business, and they have incurred some losses during the summer months of 2002 accordingly, they believe they can stabilize earnings and cash flow through the coming months and achieve modest growth in the short-to medium term as the economy evolves out of this cyclical downturn. The Debtors have repositioned their business so that their costs are modest and accordingly they believe they can weather these economic downturns, but most importantly they believe they can perform strongly and generate substantial profit margins in periods of economic prosperity. To illustrate this point, the Debtors' costs to operate their business immediately preceding the Chapter 11 filing were running between $800,000 and $1,000,000+ each month. Their costs to operate their business currently are between $150,000 and $200,000 each month (approximately 80% cost savings achieved). With a streamlined business model and cost structure, while still retaining a very large and loyal online audience for its websites, the Debtors' ability to live within their means while deploying precious capital into growth opportunities is now the key for maximizing its long-term prospects. The Debtors have achieved this success by repositioning their existing Internet services in a way that permits them (i) to continue to build their large on-line audience by offering continued value to WebSite users in a much more cost-efficient manner, and (ii) to generate new revenue streams directly from this audience through the addition of new subscription and media-based services, thereby supplementing the Debtors' legacy revenue streams.(3) Notably, the Debtors have implemented these strategies while continuing to grow and enhance the value of their user base and existing business operations. Prior to the Chapter 11 filing, the Debtors



--------------------------------
(3) As noted in papers previously filed with the Court, the Debtors launched a number of new subscription services for Internet customers in August, 2001. The Debtors' new FRT Express(TM) service retails at $79.95 annually, and offers subscribers (i) a real-time watch-list for as many as fifty (50) stocks; (ii) immediate e-mail support; (iii) time and sales tracking for customer monitoring of stock trades; (iv) an "ad-free" environment (i.e., no "banner" or "pop-up" ads); and (v) dedicated servers for the service. In addition, the Debtors' new FRT Stream(TM) service retails at $24.95 monthly, and offers subscribers an extensive variety of features, including (i) unlimited, tick-by-tick, streaming "real-time" quotes; (ii) tracking for up to four hundred (400) stocks; (iii) toll-free customer service; (iv) advanced historical charting and trend indicators for in-depth "technical" analysis of individual issues; (v) NASDAQ, Dow, and S&P index indicators for real-time, market-wide tracking; (vi) pop-up, highlight, and audio alerts providing notification for maximum gain/loss, price highs and lows, and volume indicators; and (vii) firewall friendly applications (i.e., the service works through corporate fire-walls). Such services complement and augment the value of the Debtors' existing businesses, and further enhance the Debtors' current reputation as innovators in "on-line" financial services.

primary strategy included attracting as many users as possible to their WebSite by offering costly real-time exchange quotes for free, while offsetting these and related costs with revenues from the sale of "banner ads" and other advertising, as well as a smattering of other related revenue streams. The goal was largely focused on generating market share and creating value for the Debtors as a leading, publicly traded internet company. Giving away costly real time exchange quotes for free created huge traffic on their FreeRealTime.com WebSite, resulting in large monthly bandwidth and datafeed costs as well. This strategy, however, changed over the past twenty-four months as on-line advertising spending languished, "profitability" became the primary goal for companies that previously had competed almost exclusively for market share regardless of cost, and many "dot-com" companies experienced consolidation, extreme contraction, or total extinction.

         As stated, the Debtors have combated these pressures by aggressively slashing costs and seizing new revenue opportunities. Although the sale of corporate advertising has improved and is showing signs of once again being a viable source of revenue (and currently is) for the Debtors, the Debtors have also developed and launched new subscription services and investor awareness programs that generate substantial new revenues each month. Through the development of these new services and others, and refinement of the existing, high-quality, profitable services that have distinguished their WebSite from competitors in the space, the Debtors believe they can grow both their top- and bottom-lines over the coming years. Further, by eliminating fixed costs, or converting them into variable costs (costs which are directly tied to the generation of new subscription revenues - i.e., market data costs, bandwidth costs, and datafeed costs, among others) the Debtors have ensured that the majority of these otherwise potentially large costs are utilized directly to drive revenue, plus a healthy profit margin. The Debtors' strategy has produced excellent results: the Debtors continue to attract a large WebSite audience, and have added over THREE THOUSAND-THREE HUNDRED (3,300) new subscribers to their new, post-petition launched services since August 2001 with new subscribers signing up every day. Moreover, the Debtors' subscription services are highly profitable and generate contribution margins ranging from forty percent (40%) to over sixty percent (60%).

         In addition to growing new revenue streams and maximizing old ones, the Debtors continue to attract between 300,000 and 400,000 active users to (primarily sophisticated investors) their WebSites each month. By providing a compelling suite of "free" services at a fraction of such services' historical cost, the Debtors have developed a formidable marketing engine - the targeted audience is grown quickly and cost-efficiently, that audience is upsold to the Debtors' proprietary subscription services (and allied services), while access to that audience is sold to interested parties who seek to build awareness for their products and services or awareness for their public companies - such as corporate advertisers and investor relations departments.

         The Internet's online trading space also continues to yield fresh sources of revenue for the Debtors. Currently, the Debtors are pursuing revenue initiatives that include on-line trading alliances (one example of this is a twelve (12)-month agreement recently struck with TD Waterhouse, one of the internet's largest online brokers, whereby the Debtors are paid a fee for each and every new TD Waterhouse account signed up as a result of advertising to the Debtors' audience through dedicated email and site ad campaigns), distribution opportunities involving corporate finance and related transactions, and other financial services.

         In summary, the Debtors have effectively reversed the trend of "growth at all costs" which characterized their pre-petition operations, and have rid themselves of a large corporate structure that, prior to these Chapter 11 cases, included as many as one hundred thirty (130) employees. Instead, the Debtors are poised to emerge from the Chapter 11 process as a disciplined, agile, and profitable business enterprise, rich in intellectual property, proprietary technology, and - perhaps their most valuable asset - a large and loyal online user base.

         o THE DEBTORS HAVE ACHIEVED POSITIVE RESULTS IN THEIR ADVERTISING SALES EFFORTS. In addition to their new subscription services, the Debtors are optimistic about the trends they see in the online advertising marketplace (still a significant portion of their revenue base). To illustrate the trend, whereas during the first six (6) months of the post-petition period, the Debtors generated $439,000 in advertising revenue, they generated $976,000 during the following six (6) months ended April 2002 (more than twice the amount). While the Debtors cannot assure continued growth at such rates, they remain encouraged about the prospects of continuing to sell WebSite advertising and email campaigns (both of which yield a generous contribution margin given the Debtors' controlled cost structure).

         o        THE DEBTORS CONTINUE TO GROW THEIR REGISTERED USER BASE.
                  Despite an ailing stock market and turbulence in the online trading space, the Debtors continue to grow their registered user base. During the post-petition period, the Debtors' WebSite FreeRealTime.com has added over 175,000 new registered members (averaging over 10,000 per month). Most compelling is that the Debtors' attract these audience numbers without allocating any marketing resources to do so (i.e. they spend no cash on external advertising). These users come strictly because of the well-known brand, positive word-of-mouth, and for the quality of services offered by the Debtors. The Debtors believe that their ability to grow their user base, without expending large amounts of capital to do so, is the fundamental source of value for this company. Further, this growth in registered users drives a corresponding growth in subscription revenue and in the Debtors' advertising "reach" - both of which have simultaneously enhanced the Debtors' monthly bottom line.

         o THE DEBTORS HAVE REJECTED AND/OR RENEGOTIATED BURDENSOME CONTRACTS. As noted, in addition to realigning their existing business model and offering a range of new subscription-based services for Internet users, the Debtors also have focused on the elimination of costs. Critical to this effort has been the Debtors continual review of their vendor contracts and their efforts to either renegotiate and/or reject them based on their new business model and operating architecture,(4) thereby minimizing or eliminating altogether the accrual of administrative expenses otherwise associated with such agreements.



----------------------------------
(4) For example, FRTI rejected its Master Services Agreement with Exodus Communications, and in the ordinary course of its business, negotiated and entered into the InFlow Agreement - a replacement master services agreement - the terms of which were far more favorable to the Debtor than those previously existing under the Exodus Agreement. In June 2002, FRTI changed their provider again to Swiftcomm from Inflow, cutting their monthly costs again by more than 50%.

         o THE DEBTORS' POST-PETITION OPERATING SUCCESS STANDS IN STARK CONTRAST TO THE ADVERSE MARKET IN WHICH SUCH SUCCESS HAS BEEN ACHIEVED. The Debtors' success is highlighted by the fact that, as noted above, it has been achieved despite adverse market conditions in the on-line financial services sector and the overall economic climate. Pre-petition, and in much more favorable economic conditions, the Debtors incurred operating losses nearly every month By contrast, the Debtors' relentless and continued post-petition focus on cost reduction and revenue generation has resulted in continued improvement in their bottom line since the Chapter 11 filing. For example, the Debtors generated an operating "loss" (before depreciation and amortization) of over $600,000 in the month of March 2001 -- the month immediately preceding its Chapter 11 filing, while one (1) year later the Debtors generated an operating "profit" of $27,000 in the month of March 2002 - a dramatic swing.

         o THE DEBTORS HAVE ACTED AGGRESSIVELY IN REDUCING POTENTIAL RECOVERY ACTIONS TO CASH. The Debtors' pursuit of recovery efforts on behalf of their Chapter 11 estates has yielded similarly impressive results. As noted earlier, the Debtors are pleased to report that they have settled certain disputes with their prior landlord, Aliso Viejo Town Center Corporate Park, LLC ("AVTC"), resulting in (i) a payment, by AVTC to the Debtors, of $190,000 in cash, and (ii) the conditional release of approximately $900,000 in "lease termination" claims asserted against FRTI's Chapter 11 estate by AVTC. The Debtors have also recovered $437,500 of unpaid advertising revenues from CMGI during the post-petition period as referenced above, as well as $50,000 of unpaid subscription and advertising revenues from Telescan, Inc. The Debtors continue to review and to investigate other potential sources of recovery for their respective Chapter 11 estates.

                           15. CURRENT AND HISTORICAL FINANCIAL CONDITIONS AND
                           ---------------------------------------------------
                           OPERATIONS
                           ----------

         The identity and estimated fair market value of the estate's assets are listed in Exhibit "A." The Debtors' current and historical conditions throughout the pendency of their respective Chapter 11 cases are best described by reference to the Debtors' Interim Statements and Operating Reports, attached at Exhibit "B."

                           16. THE DEBTORS' MARKETING EFFORTS
                           ----------------------------------

         As previously stated, in June 2001, the Debtors employed Appleby Capital as their financial advisor ("Appleby"). Since that time, Appleby's primary duty has been to assist the Debtors' executives in marketing the Debtors' businesses for sale. Through Appleby's extensive network of relationships in the e-Finance space and financial services sector, the Debtors' businesses were presented to over twenty (20) prospective buyers, including some of the largest "on-line" brokers and Internet media companies in the country. This process included dissemination of corporate marketing materials, face-to-face meetings between the Debtors' executives and the CEOs and Corporate Development and Information Technology executives of these companies, extensive due diligence performed by several prospective buyers, and many telephonic discussions and presentations.

         The Debtors' made significant progress with two (2) of these prospective buyers prior to the September 11th tragedy. Subsequently, these prospective buyers declined to make offers to buy the Debtors' businesses. Indeed, since the Petition Date, and despite many months of aggressive marketing, the Debtors have received no written offers for their businesses except for one written expression of interest very early in the process, which at the time the Debtors did not consider to be credible, and a second, more recent proposal. The first expression of interest was submitted almost immediately after the Debtors' initial Chapter 11 filing, in the stated amount of $2,500,000, by an entity that admitted that it lacked the necessary capital to consummate the transaction. The Debtors did not believe that this "interested party" was functionally capable of closing such purchase. More importantly, the Debtors and Appleby believed the Debtors' value during that pre-September 11th time-frame to be substantially higher than the $2,500,000 suggested as a purchase price; i.e., at least $10,000,000. In their pre-September 11th professional judgment, the Debtors believed that Creditors would receive much greater value through a reorganization of the Debtors' businesses, or through continued marketing of such businesses for sale. The more recent proposal was received in August 2002 from a party that sought to acquire substantially all of the assets of the Debtors for $300,000 in cash and no assumption of any of the

Debtors' executory contracts or other obligations. The Debtors believe that this proposal was far below the value of the Debtors' assets, and that any resulting distribution to the Creditors would be minimal and would not exceed the initial payment proposed under the Cash Election to be made on the Distribution Date. The Debtors further, and most importantly, believe that the Creditors will receive much greater potential value through this plan of reorganization and from the ongoing business of the Debtors.

                           17. THE DEBTORS' DECISION TO EFFECT A "GOING PRIVATE"
                           -----------------------------------------------------
                           TRANSACTION
                           -----------

         In connection with the continued operation of their businesses, the Debtors have evaluated the relative merits of retaining their current, "publicly held" status, or effecting a "going private" transaction. The Debtors believe that expenditures of at least $250,000 would be required to "revamp" (i.e., restore to full SEC and state law compliance) FRTI's publicly traded stock. In addition, the Debtors believe that at least $350,000 in annual expenses, including legal fees, auditors' fees, stock exchange filing fees, reporting costs, insurance, and other costs would be required for FRTI to remain in compliance as a publicly traded entity. The Debtors believe that these costs would impact severely and adversely upon the Debtors' cash flows and cash on hand, and would be detrimental - if not completely fatal - to the Debtors' combined reorganization efforts. Based upon the Debtors' business projections, the Debtors believe that the cost of such regulatory compliance would be prohibitively expensive, and would defeat the purpose of the reorganized Debtors' existence - to provide value to the creditors. Furthermore, as stated above, the Debtors' marketing efforts to sell the business resulted in no offers that would have produced any return to the Debtors' equity holders.

                                      III.

                      SUMMARY OF THE PLAN OF REORGANIZATION
                      -------------------------------------

                  A. WHAT CREDITORS AND INTEREST HOLDERS WILL RECEIVE UNDER THE
                  -------------------------------------------------------------
                  PROPOSED PLAN
                  -------------

         As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive.

                  B. UNCLASSIFIED CLAIMS
                  ----------------------

                  1. CERTAIN TYPES OF CLAIMS ARE NOT PLACED INTO VOTING CLASSES; INSTEAD THEY ARE UNCLASSIFIED. THEY ARE NOT CONSIDERED IMPAIRED AND THEY DO NOT VOTE ON THE PLAN BECAUSE THEY ARE AUTOMATICALLY ENTITLED TO SPECIFIC TREATMENT PROVIDED FOR THEM IN THE BANKRUPTCY CODE. AS SUCH, THE PLAN PROPONENT HAS NOT PLACED THE FOLLOWING CLAIMS IN A CLASS.

                           ADMINISTRATIVE EXPENSES
                           -----------------------

         Administrative expenses are claims for costs or expenses of administering the Debtors' Chapter 11 case, which are allowed under Code section 507(a)(1). The Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.
         The following chart lists ALL of the Debtors' ss. 507(a)(1) administrative claims (other than administrative claims that arise in the ordinary course of business each month for which Debtors have paid on a current basis in accordance with the payment terms afforded by their various creditors) (see Exhibit "F" for detailed information about each administrative expense claim):

========================================== ====================== ==============================================
NAME                                            AMOUNT OWED       TREATMENT
------------------------------------------ ---------------------- ----------------------------------------------
Winthrop Couchot                                 $100,000         Payment, in full, as of Effective Date
------------------------------------------ ---------------------- ----------------------------------------------
Latham & Watkins                                  $25,000         Payment, in full, as of Effective Date
------------------------------------------ ---------------------- ----------------------------------------------
Stradling, Yocca, et al.                           $400           Payment, in full, as of Effective Date
------------------------------------------ ---------------------- ----------------------------------------------
Kieckhafer, Schiffer & Co.                         $-0-           Payment, in full, as of Effective Date
------------------------------------------ ---------------------- ----------------------------------------------
Appleby Financial                                    -            Payment, in full, as of Effective Date
------------------------------------------ ---------------------- ----------------------------------------------
Clerk's Office Fees                                  -            Payment, in full, prior to confirmation.
------------------------------------------ ---------------------- ----------------------------------------------
Office of the U.S. Trustee Fees                      -            Payment, in full, prior to confirmation.
========================================== ====================== ==============================================

                                              TOTAL $125,400
========================================== ====================== ==============================================

         COURT APPROVAL OF FEES REQUIRED:
         --------------------------------

         The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

         As indicated above, the Debtors will need to pay an estimated $125,400 in administrative claims on the Effective Date of the Plan unless the claimant has agreed to be paid later or the Court has not yet ruled on the claim (whereas, the Debtors will continue to pay their other administrative claims that arise in the ordinary course of the Debtors' business on a current basis post-Effective Date according to their normal payment terms with such vendors). As indicated elsewhere in this Disclosure Statement, the Debtors estimate they will have approximately $400,000 cash on hand on the Effective Date of the Plan before making payments required on the Effective Date. The source of this cash will be derived from the Debtors' continued post-petition operations, projected as set forth at Exhibit "B." Priority Tax Claims(5)

         Priority tax claims include certain unsecured income, employment and other taxes described by Code Section 507(a)(8). The Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

         The following chart lists ALL of the Debtors' Section 507(a)(8) priority tax claims asserted against the Debtors' respective Chapter 11 estates and their treatment under the Plan:

         FREEREALTIME.COM, INC.
         ----------------------

===================================== ======================= =====================================================
DESCRIPTION                                AMOUNT OWED        TREATMENT
===================================== ======================= =====================================================
o Name = State of New York                                    o  Payment in full on Effective Date
o Type of tax = Business Tax          $1,723.33               o  Total Payout amount    = $1,723.33
o Date tax assessed = 2/02/01
===================================== ======================= =====================================================



------------------------------
(5) In describing each of the claims set forth herein for purposes of their Joint Disclosure Statement and Plan of Reorganization, the Debtors make no admissions regarding the nature, extent, or validity of such claims. The Debtors currently are reviewing all claims filed against their respective Chapter 11 estates and will, as and when appropriate, seek the Court's disallowance of such claims. The Debtors have set forth such claims only for the purposes of complying with the disclosure requirements of 11 U.S.C. ss. 1125, pending the Debtors' objection to such claims, if any. The Debtors hereby expressly reserve all of their rights with regard to their review and, if appropriate, objection to such claims.

         FREEREALTIME.COM - CANADA
         -------------------------

===================================== ======================= =====================================================
DESCRIPTION                                AMOUNT OWED        TREATMENT
===================================== ======================= =====================================================
o Name = City of Calgary                             $693.53  o  Payment in full on Effective Date
o Type of tax = Business Tax                                  o  Total Payout amount = $693.53
o Date tax assessed = 2/16/01
===================================== ======================= =====================================================
o  Name = Canada Customs & Revenue                 $2,798.11  o  Payment in full on Effective Date o Date
Agency                                                        o  Total Payout amount = $2,798.11
o Type of tax = Customs Obligation
tax assessed = 1/31/01
===================================== ======================= =====================================================
o Name = Canada Customs & Revenue                    $558.68  o  Payment in full on Effective Date
Agency                                                        o  Total Payout amount = $558.68
o Type of tax = Customs Obligation
o Date tax assessed = 1/31/01
===================================== ======================= =====================================================

                  C. CLASSIFIED CLAIMS AND INTERESTS
                  ----------------------------------

                           1. CLASSES OF SECURED CLAIMS
                           ----------------------------

         The Debtors are unaware of any validly perfected secured claims filed against the assets of the Debtors' respective Chapter 11 estates.

                           2. CLASSES OF PRIORITY UNSECURED CLAIMS(6)
                           ------------------------------------------

         Certain priority claims that are referred to in Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claim.



-------------------------------
(6) In describing each of the claims set forth herein for purposes of their Joint Disclosure Statement and Plan of Reorganization, the Debtors make no admissions regarding the nature, extent, or validity of such claims. The Debtors currently are reviewing all claims filed against their respective Chapter 11 estates and will, as and when appropriate, seek the Court's disallowance of such claims. The Debtors have set forth such claims only for the purposes of complying with the disclosure requirements of 11 U.S.C. ss. 1125, pending the Debtors' objection to such claims, if any. The Debtors hereby expressly reserve all of their rights with regard to their review and, if appropriate, objection to such claims.

         The following chart lists all classes containing Debtors' 507(a)(3),
(a)(4), (a)(5), (a)(6), and (a)(7) priority unsecured claims and their treatment under the Plan (see Exhibit "G" for more detailed information about each priority unsecured claim):

         FREEREALTIME.COM, INC.
         ----------------------

================ ======================================== ================== =====================================
CLASS            DESCRIPTION                              IMPAIRED           TREATMENT
================ ======================================== ================== =====================================
N/A              $7,127.95                                       No          o  Current employees will carry over
                                                                                their accrued vacation portion
                                                                                ($3,509.89); other portion paid in
                                                                                full in cash on Effective Date
                                                                                ($3,618.06)
================ ======================================== ================== =====================================


       FREEREALTIME.COM - CANADA
       -------------------------
================ ======================================== ================== =====================================
CLASS            DESCRIPTION                              IMPAIRED           TREATMENT
================ ======================================== ================== =====================================
N/A              $6,687.37                                       No          o  Current employees will carry over
                                                                                their accrued vacation portion
                                                                                ($4,456.17); other portion paid in
                                                                                full in cash on Effective Date
                                                                                ($2,231.20)
================ ======================================== ================== =====================================

                           3. CLASS OF GENERAL UNSECURED CLAIMS
                           ------------------------------------

         General unsecured claims are unsecured claims not entitled to priority under Code section 507(a). The bar date for filing claims in the FRTI Chapter 11 cases was September 10, 2001. The Debtors have commenced a preliminary review of the proofs of claim filed by holders of general unsecured claims. Although there are approximately $9,125,000.00 of aggregate general unsecured claims filed against the Debtors' estates, the Debtors believe that there will be $5,545,000 of allowed claims after the Debtors have completed the claims' administration process. As described above, the Debtors propose to distribute to the holders of allowed general unsecured claims their choice of either (i) a cash equal to five percent (5%) of their allowed claim, payable in three (3) installments or (ii) a stock distribution on the Distribution Date equal to such holder's claim's PRO RATA share of the total allowed claims against both the Debtors' estates, of up to eight million (8,000,000) newly issued shares of FRTI's common stock. The Debtors will provide all holders of general unsecured claims with quarterly post-confirmation financial reporting. The following chart summarizes the Plan's treatment of the class containing ALL of Debtors' general unsecured claims (see Exhibit "H" for detailed information about each general unsecured claim):

=============== ========================== =================== ====================================================
CLASS           DESCRIPTION                IMPAIRED            TREATMENT
--------------- -------------------------- ------------------- ----------------------------------------------------
1               General unsecured claims   Impaired; claims    Each holder of an allowed Class 1 claim
                (FRTI)                     in this class are   shall receive their choice of (i) cash
                                           entitled to vote    payments totaling five percent (5%) of their
                o  Total amt of            on the Plan.        allowed claim, or (ii) a stock distribution
                claims = $5.28 million                         equal to such holder's claim's pro rata
                                                               share of total allowed claims in both
                                                               Classes 1 and 2, of up to eight million
                                                               (8,000,000) newly issued shares of FRTI
                                                               common stock.
--------------- -------------------------- ------------------- ----------------------------------------------------
2               General unsecured claims   Impaired; claims    Each holder of an allowed Class 2 claim
                (FreeRealTime.com -        in this class are   shall receive their choice of (i) cash
                Canada)                    entitled to vote    payments totaling five percent (5%) of their
                                           on the Plan.        allowed claim, or (ii) stock distribution
                o Total amt of claims                          equal to such holder's claim's pro rata
                = $265,000                                     share of total allowed claims in both
                                                               Classes 1 and 2, of up to eight 2 million
                                                               (8,000,000) newly issued FRTI common stock.
=============== ========================== =================== ====================================================

                                    4. CLASS(ES) OF INTEREST HOLDERS
                                    --------------------------------

         Interest holders are the parties who currently hold ownership interest
(i.e., equity interest) in the Debtors. Where the Debtors are corporations, entities holding preferred or common stock in the Debtors are interest holders.
The following chart identifies the Plan's treatment of the class of interest holders (see Exhibit "I" for more detailed information about each interest holder):

============== ========================= ============================== ===========================================
CLASS          DESCRIPTION               IMPAIRED                       TREATMENT
-------------- ------------------------- ------------------------------ -------------------------------------------
      3        Interest holders (FRTI)   Impaired; claims in this       Interest holders' Interest shall be
                                         class are deemed to have       cancelled (including common stock, and
                                         rejected the Plan and are      options or warrants to purchase such
                                         not entitled to vote on the    common stock).
                                         Plan.
-------------- ------------------------- ------------------------------ -------------------------------------------
      4        Interest holders          Unimpaired; claims in this     Interest holder will retain 100% of its
                                         class are deemed to have       interests under the Plan (note that FRTI
                                         accepted the Plan and are      owns 100% ownership interest in
               (FreeRealTime.com -       not entitled to vote on the    FreeRealTime.com -Canada).
               Canada)                   Plan.
============== ========================= ============================== ===========================================

                  D. MEANS OF EFFECTUATING THE PLAN
                  ---------------------------------

                           1. FUNDING FOR THE PLAN
                           -----------------------

         The Debtors propose to fund the Plan by distributing to holder's of allowed Class 1 and/or allowed Class 2 claims their choice of either (i) cash equal to five percent (5%) of their allowed claim, payable in three (3) installments (the "Cash Election"). The first installment under the Cash

Election will be equal to one and one-half percent (1.5%) of each holder's allowed claim payable on the Distribution Date defined below, and the second and third installments will each be equal to one and three-fourths percent (1.75%) of the holder's claim, payable twelve (12) and twenty-four (24) months thereafter, respectively, with a maximum of Three Hundred Thousand Dollars ($300,000) paid out to all holders of Class 1 and 2 claims collectively by the Debtors under the Cash Election, or (ii) newly issued shares of common stock of FRTI in an amount of shares equal to such holder's claim's pro-rata share of the total allowed claims in this case, of up to eight million (8,000,000) shares reserved for the holders of allowed Class 1 and 2 claims (the "Stock Election"). Two million (2,000,000) new shares of common stock of FRTI shall be reserved for issuance to the Debtors' management and employees (the "Employee Shares"). None of the shares issued under the Stock Election, nor the Employee Shares, shall have anti-dilution protection, and the Debtors reserve the right to issue additional shares to potential capital investors, strategic partners, joint ventures, and/or other purposes as determined to be in the best interest of FRTI by FRTI's Board of Directors. The transferability of shares shall also be subject to a right of first refusal of the Debtors or their designee(s).

         Each holder of an allowed Class 1 and/or 2 claim's choice of either the Cash Election or the Stock Election offered under the Plan shall be reflected on the ballots sent to such holders for purposes of voting on the Plan. Holders that do not timely cast ballots or timely cast ballots but fail to specify either the Cash Election or the Stock Election shall be deemed to have made the Cash Election. The distribution to holders of Class 1 and Class 2 claims not subject to pending claim objections as of the Distribution Date that made the Cash Election will occur on the Distribution Date. All holders of Class 1 and Class 2 claims subject to pending claim objections as of the Distribution Date that make the Cash Election shall receive their first installment payment thereunder at such time that there is a final and non-appealable order allowing such claim.

         Each holder of a Class 1 and Class 2 claim that is not subject to a pending claim objection as of the Distribution Date and that has made the Stock Election shall receive their pro rata share (a described above) of up to eight million (8,000,000) shares of newly issued FRTI common stock. All holders of Class 1 and Class 2 claims that are subject to pending claim objections as of the Distribution Date that made the Stock Election shall receive their pro rata share of FRTI common stock once there is a final and non-appealable order allowing such claim.

          Various methods of valuing private equity exist for purposes of deriving a value, or range of value, for the stock which is contemplated to be issued pursuant to the Stock Election (eg. discounted cash flow Analysis, multiple of earnings, comparable companies, etc). The Debtors believe that the Creditors should perform their own assessment of value associated with the Stock Election when comparing it to the Cash Election (the Debtors' financial projections have been included as Exhibit B to the Disclosure Statement). The Debtors' management believes that, as a result of FRTI's turnaround accomplishments and management's proven ability to manage the Debtors' business in a profitable fashion even in the most adverse of economic climates, that the value of FRTI's equity will bring a significant financial return to the Creditors over time. In addition, management believes that distribution of FRTI common stock to the Creditors of FreeRealTime.com - Canada (as well as the Creditors of FRTI) is appropriate. As an operating subsidiary of FRTI, FreeRealTime.com - Canada is, in essence, dependent entirely upon content and other services provided to the Debtors at the "parent" level. Consequently, FreeRealTime.com - Canada's relatively small body of Creditors extended credit pre-petition to FreeRealTime.com - Canada based upon the recognition that invoices would be paid, if necessary, with funds supplied by FRTI. In light of these recognized pre-petition arrangements, and in light of the comparatively small amount of general unsecured obligations owed by FreeRealTime.com - Canada (such obligations comprise only approximately five percent (5%) of the total unsecured claims asserted against FRTI's Chapter 11 estate), the Debtors believe that it would be inequitable to deny PRO RATA treatment to creditors of FreeRealTime.com - Canada by limiting distributions of FRTI common stock at the "parent" level.

                           2. POST-CONFIRMATION MANAGEMENT
                           -------------------------------

         The Debtors currently retain an aggregate work force of eight (8) individuals, including management and employees. Michael Neufeld will handle the substantial majority of day-to-day management functions, along with certain other managers (collectively, the "Management Team"). As described above, the Debtors shall reserve up to two million (2,000,000) newly issued shares of common stock in FreeRealTime.com, Inc. for issuance to management and employees pursuant to the Plan (i.e. the Employee Shares). Up to one million (1,000,000) of the Employee Shares shall be reserved for issuance as a success bonus upon Plan confirmation, and the other one million (1,000,000) of the Employee Shares shall be reserved for issuance over time pursuant to a management and employee incentive program with vesting provisions. In addition, each of the Debtors plans to enter into customary and reasonable employment agreements with its respective management, outlining management's respective duties and compensation, including salary, insurance benefits, vacation, sick leave, severance benefits, etc.

                           3. DISBURSING AGENT
                           -------------------

         FRTI shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

                  E. RISK FACTORS
                  ---------------

         A number of risk factors beyond the Debtors' control may impact upon the Debtors' performance under the Plan. As noted earlier, the Internet has undergone major transitions over the last twenty-four (24) months. Throughout this period, the Debtors have grown their large on-line user base, and have maintained a substantial presence on the Internet. However, the Debtors remain subject to the same challenges as those faced by other service providers operating in the same space.

         As stability begins to return to the Internet service market, and to the financial markets, the Debtors anticipate increased competition from other purveyors of on-line services. In particular, the Debtors expect competition from on-line brokerages, "brick and mortar"-based financial media companies with on-line services, and other content providers. Consequently, although they are positioned as a leading brand in their space, the Debtors believe that space can experience increased competition and a broader array of services to potential users. In order to address such risk, the Debtors will continue to add new, value-added services for their users in order to remain competitive.

                  F. OTHER PROVISIONS OF THE PLAN
                  -------------------------------

                           1. EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                           -------------------------------------------

                  a.       ASSUMPTIONS

         The following are the unexpired leases and executory contracts to be assumed as obligations of the reorganized Debtors under this Plan (see Exhibit "C" for more detailed information on unexpired leases to be assumed and Exhibit "D" for more detailed information on executory contracts to be assumed):

         Infospace Co-Brand Agreement

         Multex/Marketguide Co-Brand Agreement

         IPO.com Co-Brand Agreement

         Investors Business Daily Agreement

         Subscriber Agreements to Debtors' various subscription services(7)

         On the Effective Date, each of the unexpired leases and executory contracts listed above shall be assumed as obligations of the reorganized Debtors. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section {I.B.3.} of this document for the specific date.

                  b.       REJECTIONS

         Not later than the Confirmation Date, all executory contracts and leases not assumed expressly as listed above will be rejected, including but not limited to:

         Nasdaq Market Data Agreement

         New York Stock Exchange/American Stock Exchange Market Data Agreement

         OPRA Market Data Agreement

         Comtex Newsfeed Agreement

         S&P ComStock Datafeed and License Agreements

         Balboa Capital Equipment Lease GE

         Capital Equipment Lease



---------------------------
(7) In addition to the executory agreements described above and at Exhibit "D" the Debtors Disclosure Statement are a party to approximately 900 subscriber agreements which existed as of the Petition Date. The Debtors are not in default, and owe no money or other "cure" obligation with regard to such contracts. The Debtors continue to perform under the terms and conditions of such contracts.

         Wells Fargo Lease

         All employment and consulting contracts entered into by the Debtors with various parties(8)

         The Order Confirming the Plan shall constitute an Order approving the rejection of such contracts. If you are a party to a contract to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section {I.B.3.} of this document for the specific date.

         THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS 30 DAYS FROM THE DATE SUCH CONTRACT IS REJECTED, BUT IN ANY EVENT, NOT LATER THAN 30 DAYS AFTER THE DATE OF THE COURT'S ENTRY OF AN ORDER CONFIRMING THE DEBTORS' PLAN. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

                           2. CHANGES IN RATES SUBJECT TO REGULATORY COMMISSION
                           ----------------------------------------------------
                           APPROVAL
                           --------

         The Debtors are not subject to governmental regulatory commission approval of its rates.

                           3. RETENTION OF JURISDICTION
                           ----------------------------

         The Court will retain jurisdiction to the extent provided by law.

                  G. TAX CONSEQUENCES OF PLAN
                  ---------------------------

         CREDITORS AND INTEREST HOLDERS CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY SHOULD CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS. The following disclosure of possible tax consequences is intended solely for the purpose of alerting readers about possible tax issues this Plan may present to the Debtors. The Plan Proponent CANNOT and DOES NOT represent that the tax consequences contained below are the only tax consequences of the Plan because the Tax Code embodies many complicated rules that make it difficult to state completely and accurately all the tax implications of any action.



------------------------------
(8) Except for those with current employees of the Debtors, as described above.

         The Debtors do not anticipate any negative tax consequences arising from the Plan. However, the Plan may give rise to unanticipated tax consequences to the holders of Interests and Claims against the Debtors. Each holder of an Interest or Claim against either of the Debtors is urged to consult with his or her own tax advisor regarding the federal, state and local tax consequences of the Plan.

                                       IV.

                    CONFIRMATION REQUIREMENTS AND PROCEDURES
                    ----------------------------------------

         PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. THE FOLLOWING DISCUSSION IS INTENDED SOLELY FOR THE PURPOSE OF ALERTING READERS ABOUT BASIC CONFIRMATION ISSUES, WHICH THEY MAY WISH TO CONSIDER, AS WELL AS CERTAIN DEADLINES FOR FILING CLAIMS. THE PLAN PROPONENT CANNOT AND DOES NOT REPRESENT THAT THE DISCUSSION CONTAINED BELOW IS A COMPLETE SUMMARY OF THE LAW ON THIS TOPIC.

         Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan, whether the Plan pays Creditors at least as much as Creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are NOT the only requirements for confirmation.

                  A. WHO MAY VOTE OR OBJECT
                  -------------------------

                           1. WHO MAY OBJECT TO CONFIRMATION OF THE PLAN
                           ---------------------------------------------

         Any party in interest may object to the confirmation of the Plan, but as explained below not everyone is entitled to vote to accept or reject the Plan.

                           2. WHO MAY VOTE TO ACCEPT/REJECT THE PLAN
                           -----------------------------------------

         A creditor or interest holder has a right to vote for or against the Plan if that creditor or interest holder has a claim which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired class.

                  a.       WHAT IS AN ALLOWED CLAIM/INTEREST

         As noted above, a creditor or interest holder must first have an ALLOWED CLAIM OR INTEREST to have the right to vote. Generally, any proof of claim or interest will be allowed, unless a party in interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the Court, after notice and hearing, either overrules the objection or allows the claim or interest for voting purposes.

         THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS SEPTEMBER 10, 2001. A creditor or interest holder may have an allowed claim or interest even if a proof of claim or interest was not timely filed. A claim is deemed allowed if (1) it is scheduled on the Debtors' schedules and such claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest. Consult Exhibits "F" through "I" to see how the Plan Proponent has characterized your claim or interest.

                  b.       WHAT IS AN IMPAIRED CLAIM/INTEREST

         As noted above, an allowed claim or interest only has the right to vote if it is in a class that is IMPAIRED under the Plan. A class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a class comprised of general unsecured claims is impaired if the Plan fails to pay the members of that class 100% of what they are owed.

         In this case, the Plan Proponent believes that classes 1, 2, and 3 are impaired and that holders of claims in each of these classes are therefore entitled to vote to accept or to reject the Plan. However, because holders of Class 3 interest shall receive nothing under the Plan, such holders are deemed to have rejected the Plan and are not entitled to vote under the Plan. Parties who dispute the Plan Proponent's characterization of their claim or interest as being impaired or unimpaired may file an objection to the Plan contending that the Plan Proponent has incorrectly characterized the class.

                           3. WHO IS NOT ENTITLED TO VOTE
                           ------------------------------

         The following four types of claims are NOT entitled to vote: (1) claims that have been disallowed; (2) claims in unimpaired classes such as Class 4; (3) claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and
(a)(8), and (4) claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan such as Class 3. Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

                           4. WHO CAN VOTE IN MORE THAN ONE CLASS
                           --------------------------------------

         A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim.

                           5. VOTES NECESSARY TO CONFIRM THE PLAN
                           --------------------------------------

         If impaired classes exist, the Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cram-down" on non-accepting classes, as discussed later in Section {IV.A.8.}.

                           6. VOTES NECESSARY FOR A CLASS TO ACCEPT THE PLAN
                           -------------------------------------------------

         A class of claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the claims which actually voted, voted in favor of the Plan. A class of interests is considered to have "accepted" the Plan when at least two-thirds (2/3) in amount of the interest-holders of such class which actually voted, voted to accept the Plan.

                           7. TREATMENT OF NONACCEPTING CLASSES
                           ------------------------------------

         As noted above, even if ALL impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the non-accepting classes are treated in the manner required by the Code. The process by which non-accepting classes may be bound by the terms of a Plan is commonly referred to as "cram-down." The Code allows the Plan to be "crammed down" on non-accepting classes of claims or interests if it meets all consensual requirements except the voting requirements of 1129(a)(8) and if the Plan does not "discriminate unfairly" and is "fair and equitable" toward each impaired class that has not voted to accept the Plan as referred to in 11 U.S.C. ss. 1129(b) and applicable case law.

                           8. REQUEST FOR CONFIRMATION DESPITE NONACCEPTANCE BY
                           ----------------------------------------------------
                           IMPAIRED CLASS(ES)
                           ------------------

         The party proposing this Plan will ask the Court to confirm this Plan by cram-down on impaired classes 1, 2, 3 and 4 if any of these classes do not vote to accept the Plan.

                  B. LIQUIDATION ANALYSIS
                  -----------------------

         Another confirmation requirement is the "Best Interest Test," which requires a liquidation analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

         In a Chapter 7 case, a Chapter 7 trustee usually sells the Debtor's assets. Secured creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative claims are paid next. Next, unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, interest holders receive the balance that remains after all Creditors are paid, if any.

         For the Court to be able to confirm this Plan, the Court must find that all Creditors and interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under Chapter 7 liquidation. The Plan Proponent maintains that this requirement is met here, and provides below a demonstration, in balance sheet format, that all Creditors and interest holders will receive at least as much under the Plan as such Creditor or interest holder would receive under Chapter 7 liquidation.


ASSETS VALUED AT LIQUIDATION VALUES:

CURRENT ASSETS

a.                Cash on hand                                                       $ 350,000

b.                Accounts receivable                                                $ 25,000
                                                                                     ---------

TOTAL CURRENT ASSETS                                                                                   $375,000

FIXED ASSETS

a.                Computer and Office Equipment, Software, & Furniture               $  30,000
                                                                                     ----------

TOTAL FIXED ASSETS                                                                                      $30,000

OTHER ASSETS

a.                Intangibles                                                        $  25,000
                                                                                     ----------

TOTAL OTHER ASSETS                                                                                      $25,000
                                                                                                        --------

TOTAL ASSETS AT LIQUIDATION VALUE                                                                      $430,000

LESS:

Secured creditor's recovery                                                                                 N/A

LESS:

Chapter 7 trustee fees and expenses associated with selling assets
and wind-down of the business                                                                          $100,000

LESS:

Chapter 11 administrative expenses (includes estimated unpaid professional fees of $130,000 and estimated ordinary business expenses of $200,000, as well as a
refund of  prepaid subscription obligations of $90,000)                                                $420,000

                                      -36-

Pre-petition priority claims                                                                            $20,000


(1) Balance for unsecured claims                                                                           $-0-

(2) Total amt of unsecured claims                                                                    $5,545,000


PERCENTAGE OF CLAIMS THAT UNSECURED CREDITORS WOULD RECEIVE OR RETAIN IN A CH. 7
LIQUIDATION: -0-%

PERCENTAGE OF CLAIMS THAT UNSECURED CREDITORS WILL RECEIVE OR RETAIN UNDER THIS
PLAN: CASH OF 5% (MAXIMUM $300,000 COLLECTIVELY) OF TOTAL ALLOWED CLAIMS OR PRO RATA SHARE OF UP TO EIGHT MILLION (8,000,000) SHARES OF COMMON STOCK IN FRTI.

         Below is a demonstration, in tabular format, that all creditors and interest holders will receive at least as much under the Plan as such creditor or holder would receive under a Chapter 7 liquidation.

======================================== ============================= ==================================
                                         PAYOUT PERCENTAGE             PAYOUT PERCENTAGE IN CHAPTER 7
CLAIMS & CLASSES                         UNDER THE PLAN                LIQUIDATION
---------------------------------------- ----------------------------- ----------------------------------
Administrative Claims                                100%                            100%
---------------------------------------- ----------------------------- ----------------------------------
Priority Tax Claims                          100% (except current                    100%
                                           employees to carry over
                                                their portion)
---------------------------------------- ----------------------------- ----------------------------------
Class 1 - General Unsecured Claims -        cash of 5% of allowed                     0%
FRTI.com                                   claims (maximum $300,000
                                          collectively between Class
                                          1 and Class 2) or up to 8
                                           million shares of common
                                                stock in FRTI
---------------------------------------- ----------------------------- ----------------------------------
Class 2 - General Unsecured Claims -        cash of 5% of allowed                     0%
FreeRealTime.com - Canada                  claims (maximum $300,000
                                          collectively between Class
                                          1 and Class 2) or up to 8
                                           million shares of common
                                                stock in FRTI
---------------------------------------- ----------------------------- ----------------------------------
Class 3 - Interests (FRTI.com).          Interests will be Cancelled      Interests will be Cancelled
---------------------------------------- ----------------------------- ----------------------------------
Class 4 - Interests (FreeRealTime.com-      Interest holders will         Interests will be Cancelled
Canada)                                   retain their interests in
                                                 the Plan
======================================== ============================= ==================================

                  C. FEASIBILITY
                  --------------

         Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date. The Plan Proponent maintains that this aspect of feasibility is satisfied as illustrated here:

Estimated Cash Debtors will have on hand by Effective Date from ongoing operations: $400,000
------------------------------------------------------------------- ------------
TO PAY: Administrative claims                                       ($125,400)
------------------------------------------------------------------- ------------

TO PAY: Statutory costs & charges                                    -
------------------------------------------------------------------- ------------

TO PAY: Other Plan Payments due on Effective Date (i.e Priority
Claims)                                                             ($11,600)
------------------------------------------------------------------- ------------

TO PAY:  Cash Election - Installment #1  (assume 100%)              ($83,175)(9)
                                                                    ---------
------------------------------------------------------------------- ------------

Balance after paying these amounts                                  $179,825
------------------------------------------------------------------- ------------
(Note that based on their experience, the Debtors believe that a cash balance/reserve of approximately $200,000, after paying amounts due on the Effective Date, is desirable for both ongoing working capital purposes and for funding growth opportunities, especially given the sometimes cyclical nature of the Debtors' business.) The sources of the cash Debtors will have on hand by the Effective Date, as shown above are:

   $350,000             Cash in DIP Account now

   +50,000              Additional cash DIP will accumulate from net earnings
   -------              between now and Effective Date

   + -0-                Borrowing

   + -0-                Capital Contributions

   +    -               Other
   ------
   $400,000             TOTAL
   --------

         The second aspect considers whether the Plan Proponent will have enough cash over the life of the Plan to make the required Plan payments. The Plan Proponent has provided financial statements, which include both historical and



----------------------------
(9) For purposes of this Feasibility Analysis, the Debtors have assumed that 100% of the holders of Class 1 and 2 claims will make the Cash Election (and not the Stock Election), in order to demonstrate that the Debtors believe they are able to remit such cash payments on the Distribution Date if required.

projected financial information. Please refer to Exhibit "B" for the relevant financial statements. YOU ARE ADVISED TO CONSULT WITH YOUR ACCOUNTANT OR FINANCIAL ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

         In summary, the Plan proposes to distribute to each holder of an allowed Class 1 and 2 claim either (i) cash equal to five percent (5%) of their allowed claim, payable in three (3) installments over the course of twenty-four
(24) months (with a maximum of Three Hundred Thousand Dollars ($300,000) paid out to all holders of allowed Class 1 and 2 claims collectively), or (ii) newly issued shares of common stock of FRTI in an amount of shares equal to such holder's claim's pro-rata share of the total allowed claims in this case, of up to eight million (8,000,000) shares reserved for the holders of allowed Class 1 and 2 claims (the "Stock Election"). The Plan Proponent contends that Debtors' financial projections, as well as the distributions called for under the Plan, are feasible. Although the Debtors' historical financial statements indicate mostly negative operating cash flow since the Debtors' inception (primarily attributable to the Debtors' legacy businesses which have been subsequently reorganized, as described herein), the Debtors' have generated approximately $365,000 of positive operating cash flow during the post-petition period. Furthermore, as discussed earlier in the Disclosure Statement at Section {II.D.4.}, The Debtors believe they have implemented new business strategies and effectively repositioned their operations in a manner which enables them to be profitable going forward, while also focusing on growth opportunities for their business.

                                       V.

                         EFFECT OF CONFIRMATION OF PLAN
                         ------------------------------

                  A. DISCHARGE
                  ------------

         This Plan provides that upon confirmation of the Plan, Debtors shall be discharged of liability for payment of debts incurred before confirmation of the Plan to the extent specified in 11 U.S.C.ss.1141. However, the discharge will not discharge any liability imposed by the Plan.

                  B. REVESTING OF PROPERTY IN THE DEBTORS
                  ---------------------------------------

         Except as provided in Section {V.E.}, and elsewhere in the Plan, the confirmation of the Plan revests all of the property of the respective Chapter 11 estates in the Debtors. As noted earlier, in addition to distributing up to eight million (8,000,000) newly issued shares of common stock in FRTI to the holders of allowed Class 1 and 2 claims , up to two million (2,000,000) newly issued shares of common stock of FRTI shall be reserved for issuance to the Debtors' management and employees.

                  C. MODIFICATION OF PLAN
                  -----------------------

         The Plan Proponent may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or re-voting on the Plan.

         The Plan Proponent may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated AND (2) the Court authorizes the proposed modifications after notice and a hearing.

                  D. POST-CONFIRMATION STATUS REPORT
                  ----------------------------------

         Within 120 days of the entry of the order confirming the Plan, the Plan Proponent shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

                  E. POST-CONFIRMATION CONVERSION/DISMISSAL
                  -----------------------------------------

         A creditor or party in interest may bring a motion to convert or dismiss the case under ss. 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that the Court did not previously authorize relief from stay during this case.

         The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the order if the order of confirmation was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

                  F. FINAL DECREE
                  ---------------

         Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponent, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

DATED:  September ____, 2002           FREEREALTIME.COM,
                                       A CALIFORNIA CORPORATION

                                       By: ____________________________


DATED:  September ____, 2002           FREEREALTIME.COM CANADA,

                                       By: ____________________________

DATED: September _____, 2002           WINTHROP COUCHOT
                                       PROFESSIONAL CORPORATION

                                       By:  ___________________________
                                            Paul J. Couchot
                                            Michael D. Good
                                            William J. Wall
                                       Attorneys for Debtors and
                                       Debtors-in-Possession

                                       VI.

                             SUPPORTING DECLARATIONS
                             -----------------------

         I, Michael Neufeld, declare:

         1. I am the President, Chief Executive Officer, and Chief Financial Officer of the debtors and debtors-in-possession herein (the "Debtors"), and am authorized to make this Declaration on their behalf. The matters stated herein are within my own personal knowledge and if called as a witness, I could and would competently testify thereto.

         2. In my role as Chief Executive Officer of the Debtors, I have been responsible for overseeing the day-to-day operations of the Debtors as well as the financial performance of the Debtors. Consequently, I am involved in supervising all aspects of the Debtors' financial and business affairs.

         3. I have assisted in the preparation of the Disclosure Statement attached hereto, and have reviewed all of the information set forth therein. To the best of my knowledge, all of the information described therein is true and correct.

         I declare under penalty of perjury under the laws of the State of California and the United States of America that the foregoing is true and correct to the best of my knowledge.

         EXECUTED this ____ day of September 2002 at Irvine, California.


                                          ------------------------------------
                                                   Michael Neufeld

                         EXHIBIT A - LIST OF ALL ASSETS

                                 [SEE ATTACHED]

                        EXHIBIT B - FINANCIAL STATEMENTS

         As directed by the Court, the historical financial statements for the three years preceding the petition date and projected financial statements for the life of the Plan are attached. This information is supplied by Michael Neufeld and is based on the Debtors' historical and projected financial statements.

                             CERTIFICATE OF SERVICE

         I, JEANNIE MARTINEZ, declare as follows:

         I am employed in the County of Orange, State of California; I am over the age of eighteen years and am not a party to this action; my business address is 3 Civic Plaza, Suite 280, Newport Beach, California 92660, in said County and State.

         On SEPTEMBER 3, 2002, I served the following document(s): FIRST AMENDED JOINT DISCLOSURE STATEMENT DESCRIBING FIRST AMENDED JOINT CHAPTER 11 PLAN on each of the interested parties:


  -------------------------------------- ---------------------------------------

United States Trustee's Office           FreeRealTime.com, Inc.
Ronald Reagan Federal Building           Attn:  Michael Neufeld, President
411 West Fourth Street, Suite 9041       8001 Irvine Center Drive, Suite 400
Santa Ana, CA 92701-8000                 Irvine, CA  92618
---------------------------------------- ---------------------------------------



                         ALSO, SEE ATTACHED SERVICE LIST


by the following means of service:

-------- -----------------------------------------------------------------------
[X] BY MAIL: I placed a true copy in a sealed envelope addressed as indicated above, on the above-mentioned date. I am familiar with the firm's practice of collection and processing correspondence for mailing. It is deposited with the U.S. Postal Service on that same day in the ordinary course of business. Under that practice it would be deposited with the U.S. Postal Service on that same date with postage thereon fully prepaid at Newport Beach, California in the ordinary course of business I am aware that on motion of party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in affidavit.
-------- -----------------------------------------------------------------------
[X] I am employed in the office of Winthrop Couchot Professional Corporation, PAUL J. COUCHOT is a member of the bar of this court.
-------- ------------------ ----------------------------------------------------
[X]      (FEDERAL) I declare under penalty of perjury that the foregoing is true and correct.
-------- ------------------ ----------------------------------------------------

         Executed on SEPTEMBER 3, 2002.

                                                -----------------------------
                                                     JEANNIE MARTINEZ

-----------
Initials


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